Exhibit 8.1

Loeb & Loeb LLP

10100 Santa Monica Blvd.
Suite 2200	Main 310.282.2000
Los Angeles, CA 90067	Fax 310.282.2200

December 28, 2022

Lakeshore Acquisition II Corp.
667 Madison Avenue
New York, NY 10065
Attention: Bill Chen

Re:	Registration Statement of LBBB Merger Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Lakeshore Acquisition II Corp., a Cayman Islands exempted company, (“Lakeshore”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, dated as of September 9 2022 (the “Merger Agreement”), by and between Lakeshore and Nature’s Miracle Inc., a Delaware corporation (the “Nature’s Miracle”), pursuant to which (i) Lakeshore will reincorporate to the State of Delaware by merging with and into LBBB Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation”); and (ii) immediately after the Reincorporation Merger, LBBB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into Nature’s Miracle, with Nature’s Miracle surviving as a wholly-owned subsidiary of PubCo (the “Merger”) (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of LBBB Merger Corp. on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on November 14, 2022 (Registration Number 333- 268343) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Lakeshore Acquisition II Corp. December 28, 2022 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Lakeshore under the caption “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP